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                                                                  EXHIBIT 4.4(a)
                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of November 7, 2002, is between Pactiv Corporation, a Delaware corporation (the "Company"), and National City Bank (the "Rights Agent").

     WHEREAS, the Company and First Chicago Trust Company of New York entered into a Qualified Offer Plan Rights Agreement dated as of November 4, 1999 (the "Rights Agreement");

     WHEREAS, National City Bank was substituted as rights agent under the Rights Agreement in place of First Chicago Trust Company of New York in accordance with the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement to reflect such as set forth below.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Amendment of identity of Rights Agent.

          The first paragraph on page 1 of the Rights Agreement is amended to read in its entirety as follows:

                      QUALIFIED OFFER PLAN RIGHTS AGREEMENT

               Qualified Offer Plan Rights Agreement, dated as of November 4, 1999, as amended on November 7, 2002 ("Agreement"), between Pactiv Corporation, a Delaware corporation (the "Company"), and National City Bank, as Rights Agent (the "Rights Agent").

     2. Amendment of Section 3(c)

          The legend set forth in Section 3(c) of the Rights Agreement is amended to read in its entirety as follows:

          This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Qualified Offer Plan Rights Agreement between Pactiv Corporation (the "Company") and National City Bank, as Rights Agent, dated as of November 4, 1999 and as amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights


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          Agreement without charge after receipt of a written request therefor.
          Under certain circumstances, as set forth in the Rights Agreement, Rights owned by or transferred to any Person who is or becomes an Acquiring Person (as defined in the Rights Agreement) and certain transferees thereof will become null and void and will no longer be transferable.

     3. Amendment of Form of Rights Certificate.

          The first paragraph of the form of rights certificate attached as Exhibit B to the Rights Agreement is amended to read in its entirety as follows:

                               RIGHTS CERTIFICATE

                               PACTIV CORPORATION

          This certifies that ____________________________ or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Qualified Offer Plan Rights Agreement, dated as of November 4, 1999, as the same may be amended from time to time (the "Rights Agreement"), between Pactiv Corporation, a Delaware corporation (the "Company"), and National City Bank, as Rights Agent (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York City time, on November 4, 2009 at the office or agency of the Rights Agent designated for such purpose, or of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at a purchase price of $60.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a share of Preferred Stock which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of _______ ___, 2002, based on the Preferred Stock as constituted at such date. As provided in the Rights Agreement, the Purchase Price, the number of one one-thousandths of a share of Preferred Stock (or other securities or property) which may be purchased upon the exercise of the Rights and the number of Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

     4. Effectiveness.


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     This Amendment shall be deemed effective as of November 7, 2002. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     5. Miscellaneous.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                    PACTIV CORPORATION

                                    By: /s/ James V. Faulkner, Jr.
                                        ---------------------------
                                    Name:  James V. Faulkner, Jr.
                                    Title:  Vice President and General Counsel


                                    NATIONAL CITY BANK

                                    By: /s/ Victor W. LaTessa
                                        ----------------------
                                    Name: Victor W. LaTessa
                                    Title: Vice President



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